EXHIBIT 1

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to the joint filing of a Statement on Schedule 13D (including any amendments thereto) with respect to the shares of common stock of AVP, Inc., and further agree that this Joint Filing Agreement be included as an exhibit thereto, and have duly executed this Joint Filing Agreement as of the date set forth below.  In addition, each party to this Joint Filing Agreement expressly authorizes each other party to this Joint Filing Agreement to file on its behalf any and all amendments to such Statement.

Each of the parties set forth below agrees that he is responsible for the completeness and accuracy of the information concerning such person contained in the Schedule 13D (including any amendments thereto); but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: April 16, 2007	Shamrock Capital Partners II, LLC

	By:	/s/ ROBERT F. PERILLE
Name: Robert F. Perille
Its: Executive Vice President

Date: April 16, 2007	Shamrock Capital Growth Fund II, L.P.

	By:	Shamrock Capital Partners LLC
	Its:	General Partner

	By:	/s/ ROBERT F. PERILLE
Name: Robert F. Perille
Its: Executive Vice President

Date: April 16, 2007	AVP Holdings, Inc.

	By:	/s/ ROBERT F. PERILLE
Name: Robert F. Perille
Its: President

Date: April 16, 2007	AVP Acquisition Corp.

	By:	/s/ ROBERT F. PERILLE
Name: Robert F. Perille
Its: President

Date: April 16, 2007	Stephen D. Royer

	By:	/s/ STEPHEN D. ROYER
Name: Stephen D. Royer